Filed Pursuant to Rule 424(b)(3)
Registration No. 333-147414

APPLE REIT NINE, INC.

STICKER SUPPLEMENT TO

SUPPLEMENT NO. 7 DATED NOVEMBER 19, 2008

Supplement Nos. 6 and 7 to be used with

PROSPECTUS DATED APRIL 25, 2008

Summary of Supplements to Prospectus (See Supplement for Additional Information)

Supplement No. 6 (cumulative, replacing all prior supplements) dated October 23, 2008 reports on (a) our purchase of 7 hotels containing a total of 929 guest rooms for a gross purchase price of $124,617,440; and (b) our execution of certain purchase contracts that relate to 19 hotels containing a total of 2,038 guest rooms and that provide for an aggregate gross purchase price of $263,340,244.

Supplement No. 7 dated November 19, 2008 reports on (a) our purchase of seven hotels containing a total of 823 rooms for a gross purchase price of $105,141,188, plus our assumption of existing loans secured by two of these hotels; (b) our execution of certain purchase contracts that relate to 13 hotels containing a total of 1,707 guest rooms and that provide for an aggregate gross purchase price of $262,636,000 and (c) provides our recent unaudited financial information and certain additional information about us.

As of May 14, 2008, we completed our minimum offering of 9,523,810 units at $10.50 per unit and raised gross proceeds of $100,000,000 and proceeds net of selling commissions and marketing expenses of $90,000,000. Each unit consists of one Common Share and one Series A Preferred Share. We are continuing the offering at $11 per unit in accordance with the prospectus.

As of October 28, 2008, we had closed on the sale of 23,833,229 additional units at $11 per unit and from such sale we raised gross proceeds of $262,165,525 and proceeds net of selling commissions and marketing expenses of $235,948,973. Sales of all units at $10.50 per unit and $11.00 per unit, when combined, represent gross proceeds of $362,165,525 and proceeds net of selling commissions and marketing expenses of $325,948,973.

In connection with our hotel purchases to date, we paid a total of $4,595,173, representing 2% of the aggregate gross purchase price, as a commission to Apple Suites Realty Group, Inc. This entity is owned by Glade M. Knight, who is one of our directors and our Chief Executive Officer.